EX-99.d.vi

FIRST AMENDMENT TO

INVESTMENT MANAGEMENT AGREEMENT

This Amendment to the Investment Advisory Agreement is hereby made as of the 22nd day of November, 2019, between AGF Investments Trust, a Delaware statutory Trust (the “Trust”), on behalf of its series as set forth on Appendix A to the Investment Management Agreement (each, a “Fund” and, collectively, the “Funds”) and AGF Investments America, Inc., an Ontario, Canada corporation (“AGFA” or the “Adviser”).

WHEREAS, the Trust and the Adviser are parties to the Investment Management Agreement dated November 1, 2017 (the “Agreement”);

WHEREAS, pursuant to Section 14 of the Agreement, the Trustees of the Trust, in connection with their approval of the appointment of the Adviser as investment adviser to the Funds, approved related amendments to the Agreement at an in-person meeting held on November 22, 2019,

WHEREAS, the AGF Global Equity Fund has ceased operations and liquidated; and

WHEREAS, the Trust and the Adviser hereby wish to amend Appendix A of the Agreement to add AGF Emerging Markets Equity Fund and remove AGF Global Equity Fund.

NOW, THEREFORE, the Trust and the Adviser agree as follows:

1.	That Appendix A to the Agreement is hereby amended by deleting it in its entirety and replacing it with the appendix attached hereto.

2.	All references in the Agreement to FQF Trust are hereby deleted and replaced in their entirety with AGF Investments Trust.

3.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

IN WITNESS WHEREOF, the Trust and the Adviser have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the date hereof.

AGF Investments Trust		AGF Investments America Inc.

By:	/s/William H. DeRoche	By:	/s/Adrian Basaraba
	Name: William H. DeRoche		Name: Adrian Basaraba
	Title: President AGF Investments Trust		Title: Chief Financial Officer

AGF Investments Trust			AGF Investments America, Inc.

By:	/s/Kevin McCreadie		By:	/s/Mark Adams
	Name:	Kevin McCreadie		Name:	Mark Adams
	Title:	Chief Executive Officer and Chief Investment Officer		Title:	Senior Vice President, General Counsel and Corporate Secretary

EX-99.d.vi

Schedule A

to the

Investment Management Agreement between

AGF Investments Trust and AGF Investments America Inc.

Dated November 1, 2017, as amended November 22, 2019

Fund	Fee, plus applicable taxes, (as an annual percentage of average daily net assets of the Fund)
AGF Global Sustainable Growth Equity Fund	0.65%
AGF Emerging Markets Equity Fund	0.80%